[VINSON & ELKINS LLP LETTERHEAD]

EXHIBIT 5.1

March 22, 2005

DRAFT NOT ACCEPTED FOR RELEASE

Range Resources Corporation
777 Main Street, Suite 800
Fort Worth, Texas 76102

Ladies and Gentlemen:

We have acted as special counsel for Range Resources Corporation, a Delaware corporation (the "Company”), with respect to the preparation of the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”) of the offer and exchange by the Company (the “Exchange Offer”) of (i) $150,000,000 aggregate principal amount of the Company’s 6-3/8% Senior Subordinated Notes due 2015 (the “Initial Notes”) for $150,000,000 aggregate principal amount of a new series of notes with substantially identical terms (the “Exchange Notes”) and (ii) the guarantees (the “Guarantees”) of certain subsidiaries of the Company listed in the Registration Statement as guarantors (the “Subsidiary Guarantors”) of the Initial Notes for Guarantees with substantially identical terms of the Exchange Notes (the “Exchange Guarantees”). The Initial Notes are to be offered in exchange for the Exchange Notes in the Exchange Offer pursuant to the Registration Rights Agreement, dated March 9, 2005 (the “Registration Rights Agreement”), by and among the Company and J.P. Morgan Securities, Inc.

     The Initial Notes have been issued pursuant to that certain Indenture, dated as of March 9, 2005 (the “Indenture”), by and among the Company, the Subsidiary Guarantors and J.P. Morgan Trust Company, National Association (the “Trustee”). The Exchange Notes will also be issued pursuant to the Indenture. Unless the context otherwise requires, each capitalized term used and not defined herein shall have the meaning given such term in the Indenture.

     In reaching the opinion hereinafter set forth, we reviewed originals or copies of the Indenture, the Registration Rights Agreement, Guarantees, the Registration Statement, and such other documents and matters of law that we deemed relevant.

Range Resources Corporation

March 22, 2005

     Based upon the foregoing and subject to the assumptions and qualifications hereinafter stated, we are of the opinion that when the Registration Statement has become effective under the Securities Act, (1) the Exchange Notes, when duly executed, authenticated, issued, and delivered in exchange for the Initial Notes in accordance with the Exchange Offer, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture and subject to the obligations of the Indenture, and (2) the Exchange Guarantees, when duly executed and delivered by the Subsidiary Guarantors, will constitute valid and binding obligations of the respective Subsidiary Guarantors, enforceable against the respective Subsidiary Guarantors in accordance with their terms, except, in the case of each of clauses (1) and (2), as enforcement is subject to (a) laws relating to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws relating to or affecting the enforcement of creditors’ rights or the collection of debtors’ obligations generally and (b) principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

     We express no opinions concerning the validity or enforceability of any provisions contained in the Indenture or the Exchange Notes that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived or rendered ineffective under applicable law.

     For purposes of this opinion, we have assumed that (i) all documents submitted to us as originals are true and complete, (ii) all documents submitted to us as copies are true and complete copies of the originals thereof, (iii) all information contained in all documents reviewed by us is true and correct, (iv) all signatures on all documents reviewed by us are genuine, (v) each natural person signing any document reviewed by us had the legal capacity to do so, (vi) each person signing any document reviewed by us in a representative capacity had authority to sign in such capacity, and (vii) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and the Exchange Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement.

     This opinion is limited in all respects to the laws of the state of New York and the federal laws of the United States of America.

     This opinion may be filed as an exhibit to the Registration Statement. Consent is also given to the statements made with respect to this firm under the caption under the caption “Legal Matters” in the Prospectus contained in the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

     We express no opinion as to any matter other than as expressly set forth above, and no opinion as to any other matter may be inferred or implied herefrom. The opinion expressed herein is given as of the date hereof, and we undertake no and hereby disclaim any obligation to advise you of any change in any matter set forth herein. The opinion expressed herein is not to be

Range Resources Corporation

March 22, 2005

used, circulated, quoted, or otherwise referred to in connection with any transaction other than the Exchange Offer or by or to any other person without our prior written consent.

Very truly yours,

/s/ VINSON & ELKINS L.L.P.